Exhibit 99.2

EXECUTION VERSION

May 29, 2012

Isabelle Holding Company Inc.

c/o GS Capital Partners VI Fund, L.P.

200 West Street

New York, NY 10282-2198

Attention:  Bradley Gross

Ladies and Gentlemen:

This letter agreement sets forth the commitment of P2 Capital Master Fund I, L.P. ( “Investor”), subject to the terms and conditions contained herein, to purchase, or cause the purchase, of equity interests of Isabelle Holding Company Inc., a Delaware corporation (“Parent”) for an aggregate purchase price of 927,386 shares of common stock of Interline Brands, Inc., a Delaware corporation (the “Company”), par value $0.01 per (the “Shares”), and cash in the amount of $6,351,657.  It is contemplated that, pursuant to that certain Agreement and Plan of Merger (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of the date hereof, by and among Parent, Isabelle Acquisition Sub Inc., a Delaware corporation (“Merger Sub”), and the Company, Merger Sub will be merged with and into the Company (the “Merger”), subject to the terms and conditions set forth therein.  Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

1.             Commitment.  The Investor hereby commits, subject to the terms and conditions set forth herein, that at or prior to the Closing, the Investor shall purchase, or cause the purchase of, equity securities of Parent for cash in an amount of $6,351,657 (the “Cash Commitment”) and 927,386 Shares (the “Share Commitment,” and together with the Cash Commitment, the “Commitment”), which amount shall be used by Parent solely for the purpose of funding a portion of the amounts payable by Parent at the Closing pursuant to, and in accordance with, the Merger Agreement, on the terms and subject to the conditions of the Merger Agreement, and all related costs, fees and expenses, to the extent necessary after taking into account the cash paid to, and held by, Parent (the “Other Equity Commitments”) pursuant to the other equity commitment letter contemplated by the Merger Agreement and executed currently herewith; provided, that the Investor shall not, under any circumstances, be obligated to contribute to Parent Shares in excess of the Share Commitment and cash or other property in excess of the Cash Commitment.  Parent hereby agrees to issue equity securities of Parent to the Investor concurrently with the funding of the Commitment (it being understood that such issuance shall not be a condition to any of the Investor’s obligations to fund the Commitment to Parent) and to have immediately prior to the Closing a sufficient amount of authorized and unissued equity securities to satisfy such issuance.  The amount of liability of the Investor under this letter agreement shall at no time exceed the Cash Commitment and the Share Commitment.  The Investor may effect the purchase of securities of Parent directly or indirectly through one or more affiliated entities; provided, that no such action shall reduce the amount of the Cash Commitment or the Share Commitment or otherwise affect the obligations of the Investor under this letter agreement.  The amount of the Commitment to be funded under this letter agreement may be reduced in an amount agreed by the Investor and Parent in the event that Parent has not actually required all of the Commitment to pay the amounts payable by Parent at the Closing pursuant to, and in accordance with, the Merger Agreement (and any related costs, fees and expenses) by reason of Parent having obtained funds from other sources.  For the avoidance of doubt, the Commitment is payable only at the Closing upon satisfaction of the conditions set forth in Section 2 hereof and only for the uses described above, and the Commitment shall not be payable at any other time, under any other circumstance or for any other purpose.

2.             Conditions.  The obligation of the Investor to fund or provide or cause the funding or provision of the Commitment and of Parent to issue the equity securities in respect thereof shall be subject to (a) the satisfaction in full, or waiver by Parent (in which the Investor concurs in writing), of all conditions to Parent’s obligations to consummate the transactions as set forth in Sections 6.1 and 6.2 of the Merger Agreement (other than those conditions that, by their nature, are to be satisfied at the Closing (but subject to their satisfaction at the Closing) or the failure of which to be satisfied was caused by Parent’s or Merger Sub’s material breach of any representation, warranty, covenant or agreement in the Merger Agreement), (b) the concurrent or prior funding of the Other Equity Commitments, (c) the Debt Financing (to the extent necessary to fund a portion of the amounts payable by Parent at the Closing pursuant to, and in accordance with, Article II of the Merger Agreement, and related costs, fees and expenses) has been funded or is required to be funded at the Closing if the Equity Financing is funded at the Closing and (d) (i) the substantially concurrent consummation of the Merger in accordance with the terms of the Merger Agreement or (ii) the Company having confirmed in a written notice to Parent that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur, and that it is willing to waive any unsatisfied conditions in Section 6.3 of the Merger Agreement (but solely for purposes of consummating the Merger).

3.             Enforceability.  No provision of this letter agreement (other than Sections 4 and 9 below) is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person, other than the parties hereto and their respective successors and permitted assigns; provided that the foregoing shall not limit the Company’s right to (a) cause Parent to fully enforce each of the Investor’s obligations hereunder in the circumstances set forth in Section 8.7 of the Merger Agreement (and the Investor hereby agrees that, if the conditions to the funding or provision of the Commitment are satisfied and the conditions set forth in Section 8.7(b) of the Merger Agreement are satisfied, the Company shall be entitled to specific performance of Parent’s obligations to cause the Commitment to be funded or provided and to consummate the transactions contemplated by the Merger Agreement), or (b) the Company’s right to enforce, as an express third party beneficiary, the provisions of Sections 14 and 15(iv) of this letter agreement (it being understood that the Company shall be an express third party beneficiary of this letter agreement for such purpose).  In no event shall this letter agreement be enforced by any Person unless the unfunded Other Equity Commitments are being concurrently enforced by such Person.  The Investor and Parent acknowledge and agree that neither the Company nor Parent shall be required to provide any bond or other security to enforce specifically the terms and provisions of this letter agreement.

4.             No Modification; Entire Agreement.  This letter agreement may not be amended or otherwise modified without the prior written consent of the Company, Parent and the Investor.  Except for the Limited Guarantee between the Investor and the Company, this letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Investor or any of its Affiliates (which for the avoidance of doubt does not include the Company or any of its Affiliates), on the one hand, and Parent or any of its Affiliates, on the other, with respect to the transactions contemplated hereby.  Except as expressly permitted in Section 1 and Section 5 hereof, no transfer of any rights or obligations hereunder, including by operation of law or otherwise, shall be permitted without the prior written consent of the Company, Parent and the Investor.  Any transfer in violation of the preceding sentence shall be null and void.

5.             Assignment.  The Investor may assign all or a portion of its obligations to fund the Commitment to one or more of its Affiliates (other than Parent or any subsidiary thereof) or to an entity managed or advised by an Affiliate without the prior written consent of Parent to the extent such persons execute a letter in form and substance substantially similar to this letter agreement; provided, however, that any such assignment shall not relieve the Investor of any of its obligations under this letter agreement and no such assignment shall be permitted or effected if it would reasonably be expected to have the effect of impairing or materially delaying the Merger or the funding of the Commitment at the time set forth in Section 1.

6.             Governing Law; Submission to Jurisdiction.  This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this letter agreement may be brought against any of the parties in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware, or if such courts shall not have jurisdiction, any state court of the State of Delaware, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. Each party agrees (a) it will not attempt to deny or defeat personal jurisdiction or venue in any such court by motion or otherwise, and (b) it will not bring any action relating to this letter agreement or any of the transactions contemplated by this letter agreement in any court other than any such court.

7.             WAIVER OF JURY TRIAL.  EACH PARTY AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS LETTER AGREEMENT

WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

8.             Counterparts.  This letter agreement may be executed and delivered in any number of counterparts (including by facsimile or electronic mail with attachment in pdf format), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.             No Third Party Beneficiaries.  Except as set forth in Section 3 hereof, the parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto and its successors and permitted assigns, in accordance with and subject to the terms of this letter agreement, and this letter agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder or any rights to enforce the Commitments or any provision of this letter agreement.

10.           Confidentiality.  This letter agreement shall be treated as confidential and is being provided to Parent and the Company solely in connection with the transactions contemplated by the Merger Agreement.  This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Investor and Parent; provided, however, that the Investor and Parent may disclose the existence of this letter agreement to the extent required by applicable law or to each party’s respective officers, directors, employees, advisors, representatives, agents and financing sources.

11.           Termination.  This letter agreement, and the obligation of the Investor to fund or provide the Commitment, will terminate automatically and immediately, without any further action by any party hereto, upon the earliest to occur of (a) the Closing, (b) the termination of the Merger Agreement in accordance with its terms, and (c) without limiting any of the Company’s rights against Parent under the Merger Agreement, the commencement by the Company or any of its Affiliates of a lawsuit or other legal proceeding asserting any claim (whether in tort, contract or otherwise) under, or in respect of, the Merger Agreement, this letter agreement, the Limited Guarantee delivered by the Investor or the transactions contemplated hereby or thereby against any Investor Affiliates (as defined below), other than any claim by the Company or any of its Affiliates under Section 3 of this letter agreement, any claim seeking an injunction, specific performance or other equitable remedy against Parent or Merger Sub under the Merger Agreement in accordance with the terms and conditions thereof, any claim to enforce, or for damages under, the Confidentiality Agreement executed by P2 Capital Partners, LLC and the Company and any claim under Section 1(a) of the Limited Guarantee.

12.           No Recourse.  Notwithstanding anything that may be expressed or implied in this letter agreement, or any document or instrument delivered contemporaneously herewith, by its acceptance of the benefits of this letter agreement, except in the case of fraud or willful misconduct of the Investor, Parent, for itself and after the Closing, the Company, covenants, acknowledges and agrees that no Person other than the Investor (and any assignee permitted in accordance with Section 5 hereof) and Parent has any obligation hereunder or, in connection with the transactions contemplated hereby and that, notwithstanding that the Investor (or any assignee permitted in accordance with Section 5 hereof) may be a limited partnership or limited liability company, no Person has any right of recovery under this letter agreement against, and no recourse under this letter agreement or under any document or instrument contemporaneously delivered herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith, shall be had against, any former, current or future equity holders, controlling Persons, directors, officers, employees, agents, Affiliates (other than any assignees permitted in accordance with Section 5 hereof), members, managers or general or limited partners, representatives or assignees of the Investor, or any former, current or future equity holder, controlling Person, director, officer, employee, general or limited partner, member, manager, Affiliate (other than any assignee permitted in accordance with Section 5 hereof), agent or assignee of any of the foregoing (collectively, but not including the Investor or any assignee permitted in accordance with Section 5 hereof, the “Investor Affiliates”), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against any Investor Affiliate, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Investor Affiliate, as such, for any obligation of the Investor under this letter agreement or the transactions contemplated hereby, under any documents or instruments delivered in connection herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

13.           Parent further agrees that neither it nor any of its Affiliates shall have any right of recovery against the Investor or any Investor Affiliates, whether by piercing of the corporate veil, by a claim on behalf of Parent against the Investor or any Investor Affiliates, or otherwise, except for Parent’s right to be capitalized by the Investor under and to the extent provided in this letter agreement and subject to the terms and conditions hereof.  Parent hereby covenants and agrees that it shall not institute, and shall cause its controlled Affiliates not to institute, any proceeding or bring any other claim (whether in tort, contract or otherwise) arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, or in respect of any oral representations made or alleged to be made in connection therewith, against the Investor or any Investor Affiliate except for claims solely against any Investor under this letter agreement.

14.           Restrictions Regarding the Shares.  From and after the date hereof through the termination of this letter agreement, the Investor shall not, directly or indirectly, (a) sell, pledge, encumber, assign, transfer or otherwise dispose of any or all of the Shares or any interest in the Shares, (b) deposit the Shares or any interest in the Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of his, her or its Shares or grant any proxy or power of attorney with respect thereto or (c) enter into any contract, commitment, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, pledge, encumbrance, transfer or other disposition (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of any of the Shares.

15.           Representations and Warranties.  The Investor hereby represents and warrants to Parent that:

(i)            it has all necessary power and authority to execute, deliver and perform this letter agreement, the execution, delivery and performance of this letter agreement have been duly authorized by all necessary action and do not contravene any provision of the Investor’s organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Investor or its assets;

(ii)           all consents, approvals, authorizations and permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this letter agreement by the Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority is required in connection with the execution, delivery or performance of this letter agreement;

(iii)          this letter agreement constitutes a legal, valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except that such enforceability (x) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally, and (y) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(iv)          the Investor is the record or beneficial owner of the Shares and has good and valid title to the Shares free and clear of all liens, encumbrances, security interests, charges, claims, proxies or voting restrictions other than pursuant to this letter agreement, and the Investor has sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this letter Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this letter agreement; and

(v)           the Investor has currently, and will have at all times during the effectiveness of this letter agreement, the financial capacity to pay and perform its obligations under this letter agreement, and all funds and Shares necessary for the Investor to fulfill its obligation to fund and provide the Commitment under this letter agreement shall be available to the Investor for so long as this letter agreement shall remain in effect in accordance with Section 11 hereof.

 [Signature page follows]

Very truly yours,

P2 CAPITAL MASTER FUND I, L.P.

		By:	P2 Capital GP, LLC
General Partner

		By:	/s/ Claus J. Moller
Name Claus J. Moller
Title: Managing Member

Acknowledged and agreed as of the date first above written:

ISABELLE HOLDING COMPANY INC.

By:	/s/ Bradley J. Gross
Name: Bradley J. Gross
Title: Vice President

[Signature to Equity Commitment Letter]